Exhibit 5.1

[Letterhead of Dewey & LeBoeuf LLP]

May 17, 2010

Omnicare, Inc.

1600 RiverCenter II, 100 E. RiverCenter Blvd.

Covington, Kentucky 41011

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Omnicare, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of an aggregate of $400,000,000 principal amount of 7.75% Senior Subordinated Notes due 2020 (the “Notes”) and the related guarantees (the “Guarantees”) of the Notes by the Guarantors (the “Guarantors”) set forth on Schedule 2 to the Underwriting Agreement (defined below), pursuant to a registration statement on Form S-3, file no. 333-166710 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus (the “Prospectus”) and a prospectus supplement dated as of May 13, 2010 (the “Prospectus Supplement”). The Notes are to be issued pursuant to an underwriting agreement dated May 13, 2020 (the “Underwriting Agreement”) by and among the Company, the Guarantors and J.P. Morgan Securities Inc., as representative of the other underwriters listed in Schedule 1 thereto (the “Underwriters”).

In connection with this opinion, we have examined (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Underwriting Agreement; (v) the Indenture (the “Indenture”) dated as of June 13, 2003, between the Company and U.S. Bank National Association (as successor to SunTrust Bank), as trustee (the “Trustee”) and the draft Sixth Supplemental Indenture (the “Supplemental Indenture”), to be dated as of May 18, 2010, among the Company, the Guarantors and the Trustee, relating to the Notes; (vi) the Certificate of Incorporation of the Company, as amended and currently in effect (the “Certificate of Incorporation”); (vii) the By-Laws of the Company, as amended and currently in effect (the “By-laws”); (viii) the resolutions adopted by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board relating to the issuance of the Notes. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers and other representatives of the Company and the Subsidiaries, and such other agreements, instruments and documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, or as retrieved from the Securities and Exchange Commission’s EDGAR database, and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing, and in reliance thereon, and subject to the additional limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1. When (a) the Supplemental Indenture has been duly executed and delivered by the Company and the Guarantors and (b) the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefore in accordance with the terms and provisions of the Indenture, the Supplemental Indenture and as contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Supplemental Indenture has been duly executed and delivered by the Company and the Guarantors and (b) the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefore in accordance with the terms and provisions of the Indenture, the Supplemental Indenture and as contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Underwriting Agreement, the Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Any opinion set forth herein as to enforceability of obligations of the Company or any Guarantor is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefore may be brought. Such principles of equity are of general application, and in applying such principles, a court might include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality.

Members of our firm are admitted to the Bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on May 17, 2010, which is incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the related Prospectus and Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dewey & LeBoeuf LLP

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